Exhibit 99.1

www.avanex.com

Avanex Announces Preliminary Financial Results For Second Fiscal Quarter 2006

FREMONT, Calif. — Jan. 6, 2006 — Avanex Corporation (Nasdaq: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today announced preliminary financial results for its second fiscal quarter ended Dec. 31, 2005.

Based on preliminary financial data, the company expects net revenue in the second fiscal quarter to be in the range of $35 million to $37 million, compared to previous revenue guidance of $41 million to $45 million. Avanex expects positive gross margins but below its previous guidance of greater than 10 percent.

Cash usage decreased to approximately $8 million in the second fiscal quarter compared to $20 million in the first fiscal quarter. Avanex expects its cash and cash equivalents, short-term investments, restricted cash and investments to be approximately $46 million as of Dec. 31, 2005 compared to $54 million at Sept. 30, 2005.

The shortfall in revenue and gross margin was due to operational execution issues that arose primarily as a result of the closure of the Erwin Park, New York manufacturing facility in early December and the transfer of manufacturing to a contract manufacturer. Jo Major, Avanex CEO, commented, “While we are pleased with our cash control and overall customer demand, we are obviously disappointed that transitional operational issues prevented us from meeting the delivery needs of our customers and our revenue objectives for the quarter. The Avanex team is working closely with our contract manufacturer for these products to resolve these issues.”

Avanex is in the process of transferring substantially all of its manufacturing to contract manufacturers.

The results announced today are preliminary and are subject to change. Avanex will report its full results for the second fiscal quarter on Wednesday, Feb. 8, 2006, at 4:30 p.m. Eastern time. The number for the conference call is 210.835.2510, and the password is “Avanex.” To listen via the Internet, please log on to www.avanex.com. A replay of the conference call will be available until Feb. 16, 2006 at 203.369.0356 or online at www.avanex.com under “Investors/Audio Archives.”

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Erwin Park, N.Y.; Shanghai, China; Nozay, France; San Donato, Italy; and Bangkok, Thailand. The facilities also are home to Avanex’s Centers of Excellence for specialized research and manufacturing. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding expected second fiscal quarter revenue, gross margin, cash usage and liquidity, as well as the transfer of manufacturing operations to contract manufacturers. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include risks as to adjustments to preliminary estimates for the financial results of the second fiscal quarter, issues encountered in the completion of the quarterly review, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry. Please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2005 and the company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2005.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investor Relations:

Maria Riley

650-470-0200

maria@stapleton.com